Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (“Agreement”) is made between Lincoln Educational Services Corporation (the “Company”) and Kenneth M. Swisstack (“you”), and is in consideration of their mutual undertakings as set forth in this Agreement.

WHEREAS, the Company and you entered into that certain Employment Agreement, dated June 2, 2004 as amended on March 12, 2015 (the “Employment Agreement”);

WHEREAS, you have voluntarily resigned your position with the Company and the parties wish to enter into this Agreement, to set forth the terms of your separation of employment from the Company which Agreement shall supersede the terms of the Employment Agreement except as expressly preserved herein; and

WHEREAS, in consideration for the payments provided hereunder, you agree to comply with the terms of this Agreement and subject to the express modifications contained in Section 6(a), the continuing non-competition, non-solicitation and other restrictive covenants set forth in Section 9 of the Employment Agreement which, as amended, survives the termination of the Employment Agreement;

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth in this Agreement, the parties hereby agree as follows:

1.                    Resignation.  Effective as of the close of business on January 22, 2016  (the “Effective Date”), you shall have officially resigned from your position as the Company’s General Counsel.

2.                    Nonadmission of Liability.  This Agreement shall not be construed as an admission by the Company that it acted wrongfully with respect to you, nor shall this Agreement be construed as an admission by you of any misconduct.

3.                    Severance Pay and Benefits.  In consideration of your service to the Company and the waiver and release of claims set forth below, the Company shall provide you with the following:

(a)            a lump sum payment equal to one and one-half times the sum of your current annual base salary as of Effective Date plus the average of the Annual Bonus paid to you for the two years immediately preceding the year of the termination of your Employment Agreement (calendar years 2013 and 2014), or $613,402.00, less all lawful or required deductions, which shall be paid no later than 60 days after execution of this Agreement unless it is revoked in accordance with Section 7(b);

(b)            a lump sum payment for all outstanding reasonable travel and other business expenses incurred as of the date of termination, which shall be paid no later than 60 days after execution of this Agreement unless it is revoked in accordance with Section 7(b);

(c)            a lump sum payment equal to the Company’s estimate of the employer portion of the premiums necessary to continue your health care coverage under the Company’s plan until January 31, 2017, which shall be paid no later than 60 days after execution of this Agreement unless it is revoked in accordance with Section 7(b); provided however, that if prior to the payment of such amount you become covered under another group health plan (which coverage, once obtained, must be disclosed immediately to the Company by you), such cash amount shall be prorated to cover only the period from the Effective Date until the date on which such alternate coverage starts;

(d)            a lump sum Annual Bonus for 2015, which shall be paid on the date that bonuses for 2015 are paid generally to the Company’s senior executives, but no later than March 15, 2016;

(e)            a prorated Annual Bonus for 2016, calculated by multiplying (A) the Annual Bonus to which you would have been entitled to if your employment had continued through the end of 2016 by (B) a proration fraction the numerator of which is the number of days worked in such calendar year up to and including the date of the Effective Date and the denominator of which is 365;

(f)            immediate vesting of 85,005 of your restricted shares as of the Effective Date under the Company’s current stock option plan; and

(g)            the right to exercise your vested stock options as of the Effective Date in accordance with the Company’s current stock option plan.

Except as otherwise specifically provided herein or as required by applicable law, you shall not be entitled to any compensation or benefits or to participate in any past, present or future  benefit programs or arrangements of the Company (including, without limitation, any compensation or benefits under any severance plan, program or arrangement) on or after the Effective Date.

This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

4.                    References.  All requests for references shall be routed to the Company’s Senior Vice President of Human Resources.  The Company’s response shall be limited to the dates of your employment and your job title.  No additional information shall be released.

5.                   Support for Legal Matters.  You also agree, within reasonable convenience to you, to cooperate with the Company in any legal action for which your participation is needed.  The Company agrees to try to schedule all such meetings so that they do not unduly interfere with your pursuits after the Effective Date.  The Company agrees to reimburse you for reasonable out-of-pocket expenses incurred in connection with your services described in this Section 5.

6.                    Restrictive Covenants.

(a)            Post-Employment Restrictions: Subject to the modification set forth in this Section 6(a), you acknowledge and agree that you remain bound by the post-termination Restrictive Covenants contained in Section 9 of the Employment Agreement, incorporated in full by reference herein, including but not limited to the Noncompetition, Nonsolicitation, Confidentiality and Exclusive Property provisions.  The definition of “Competing Business” contained in Section 9 of the Employment Agreement is hereby amended to be defined as any business within the United States that involves for-profit, post-secondary education in the automotive and skilled trades disciplines.

(b)            Return of Property. On or before the Effective Date, you will return to the Company all property owned by the Company in your possession, specifically including all keys and keycard badges, all company-owned equipment and all Company documents, and computer-stored or transmitted information, specifically including all trade secrets, and/or confidential information of the Company.

(c)            Compliance with Restrictive Covenants.  Without intending to limit any other remedies available to the Company and except as required by law, in the event that you breach or threaten to breach any of your restrictive covenants set forth in this Section 6 and Section 9 of the Employment Agreement, as modified herein, (i) the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining you from engaging in activities prohibited by this Section 6 and Section 9 of the Employment Agreement, or such other relief as may be required to enforce any of such covenants and (ii) all obligations of the Company to make payments and provide benefits under this Agreement shall immediately cease.

7.                    Release of Claims.

(a)            General Release.  In consideration of the payments and benefits provided to you under this Agreement and after consultation with counsel, you, and each of the your respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company, its affiliated entities and each of their respective officers, employees, directors, shareholders and agents from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) your employment relationship with and service as an employee or officer of the Company, and the termination of such relationship or service, or (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the release set forth in this Section 7 shall not apply to (i) the obligations of the Company under this Agreement, (ii) claims for vested benefits under Company benefit plans, (iii) claims for indemnification or contribution,  (iv) claims related to your vested equity, (v) claims that arise after your execution of this Agreement, (vi) a charge or complaint filed by you with the Equal Employment Opportunity Commission or comparable State agency, provided however, that you may be barred from recovering any monetary relief in any such proceeding; or (vii) any other claims that cannot be waived herein under state or federal law.

Without limiting the scope of the foregoing provision in any way, you hereby release all claims relating to or arising out of any aspect of your employment with the Company, including but not limited to, all claims under Title VII of the Civil Rights Act, the Civil Rights Act of 1991 and the laws amended thereby; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act of 1963; the New Jersey Law Against Discrimination, the New Jersey Family Leave Act; the New Jersey Conscientious Employee Protection Act; any contract of employment, express or implied; any provision of the Constitution of the United States or of any particular State; and any other law, common or statutory, of the United States, or any particular State; any claim for the negligent and/or intentional infliction of emotional distress or specific intent to harm; any claims for attorney’s fees, costs and/or expenses; any claims for unpaid or withheld wages, severance pay, benefits, bonuses, commissions and/or other compensation of any kind; and/or any other federal, state or local human rights, civil rights, wage and hour, wage payment, pension or labor laws, rules and/or regulations; all claims growing out of any legal restrictions on the Company’s right to hire and/or terminate its employees, including all claims that were asserted and/or that could have been asserted by you and all claims for breach of promise, public policy, negligence, retaliation, defamation, impairment of economic opportunity, loss of business opportunity, fraud, misrepresentation, etc.

The Releasors further agree that the payments and benefits described in this Agreement shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Company arising out of the your employment relationship or your service as an employee or officer of the Company and the termination thereof.

(b)            Specific Release of ADEA Claims.  In consideration of the payments and benefits provided to you under this Agreement, the Releasors hereby unconditionally release and forever discharge the Company from any and all Claims arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”) that you may have as of the date of the your signature to this Agreement.  By signing this Agreement, you hereby acknowledge and confirm the following:

(i)            You were advised by the Company in connection with your termination to consult with an attorney of your choice prior to signing this Agreement and to have such attorney explain to him the terms of this Agreement, including, without limitation, the terms relating to your release of claims arising under ADEA;

(ii)            You were given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of your choosing with respect thereto, and were given the option to sign the Agreement in fewer than 21 days if you desired;

(iii)            You are providing the release and discharge set forth in this Section 7(b) only in exchange for consideration in addition to anything of value to which you is already entitled; and

(iv)            You knowingly and voluntarily accept the terms of this Agreement.

You acknowledge that you understand that you may revoke the release contained in this Section 7(b) within seven days following the date on which you sign this Agreement (the “Revocation Period”) by providing to the Company written notice of your revocation of the release and waiver contained in this Section 7(b) prior to the expiration of the Revocation Period.  This right of revocation relates only to the ADEA release set forth in this Section 7(b) and does not act as a revocation of any other term of this Agreement.  Any payments or benefits provided to you under this Agreement shall not commence until the expiration of the Revocation Period.

(c)            No Claims.  You agree that you have not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit, or administrative agency proceeding, or action at law or otherwise against the Company and any of its affiliated entities, or any of their respective officers, employees, directors, shareholders or agents.

(d)            No Assignment of Claims.  You represent and warrant that you have not assigned any of the Claims being released under this Section 7.

(e)            Voluntary Execution of Agreement.  You acknowledge that, except as expressly set forth herein, no representations of any kind or character have been made to you by the Company or by any of its agents, representatives, or attorneys to induce the execution of this Agreement.  You understand and acknowledge the significance and consequences of this Agreement, that it is voluntary, that it has not been entered into as a result of any coercion, duress or undue influence, and expressly confirm that it is to be given full force and effect according to all of its terms, including those relating to unknown Claims.  You acknowledge that you had full opportunity to discuss any and all aspects of this Agreement with legal counsel, and have availed yourself of that opportunity to the extent desired.  You acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and have signed this Agreement only after full reflection and analysis.

8.                    Confidentiality.

(a)            Except as otherwise provided in Section 8(b), subsequent to the execution of this Agreement and to the extent permitted by law, you agree not to disclose, either directly or indirectly, any information whatsoever relating to the existence or substance of the Agreement, the business of the Company or its affiliated entities, your employment with the Company, or any information about the Company’s officers, directors, employees or students to any person or entity, members of the media, present or former employees of the Company or to attorneys or private investigators representing other employees or entities.  Without intending to limit any other remedies available to the Company and except as required by law, in the event that you breach or threaten to breach any of your obligations under this Section 8 the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining you from engaging in activities prohibited by this Section.

(b)            You may, however, disclose the terms of the Agreement to (i) your  accountants, counsel or family members with whom you choose to consult or seek advice regarding your consideration of the decision to execute this Agreement, provided, however, that those to whom you make such disclosure agree to keep such information confidential and not disclose it to others; or (ii) as required by lawful process in connection with any matrimonial and/or family proceeding; if compelled by subpoena or if legally compelled to do so by any regulatory body or agency.  In the event you receive a subpoena or other legal process or directive from an attorney, regulatory body or other agency which you believe compels you to cooperate and provide information relative to your termination or this Agreement, you shall immediately provide notice to the Company prior to responding to said subpoena, legal process or directive.

9.                    Non-Disparagement.  Except as hereinafter provided, you agree that you will not communicate or publish, directly or indirectly, any disparaging or defamatory comments or information about the Company or its business  or that of its affiliated entities, their officers, directors,  employees, or students to any third party individual or entity.  Without intending to limit any other remedies available to the Company and except as required by law, in the event that you breach or threaten to breach any of your obligations under this Section 9 the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining you from engaging in activities prohibited by this Section.

10.                 No Cooperation. You agree not to act in any manner that might damage the business of the Company or its affiliated entity. You further agree that you will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Released Parties, unless under a subpoena or other court order to do so accept as otherwise permitted in this Agreement. You agree both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Released Parties, You shall state no more than that you cannot provide counsel or assistance.

11.                 Miscellaneous.

(a)            Severability.  In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

(b)            Entire Agreement.  This Agreement and the Employment Agreement set forth the entire understanding between the parties and supersede and replace any express or implied, written or oral, prior agreement of plans or arrangement with respect to the terms of the your employment and the termination thereof which you may have had with the Company .  You acknowledge that in signing this Agreement, you have not relied upon any representation or statement not set forth in this Agreement or the Employment Agreement made by the Company or any of its representatives.  This Agreement may be amended only by a written document signed by the parties hereto.

(c)            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of New Jersey, without reference to its conflict of laws principles.  Any action regarding the enforcement or interpretation of this Agreement shall be commenced only in the state of New Jersey.

(d)            Withholding Taxes.  Any payments made or benefits provided to you under this Agreement shall be reduced by any applicable withholding taxes.

(e)            Waiver.  The failure of any party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same.  Waiver by any party hereto of any breach or default by another party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

(f)            Notices.  Any notices required or made pursuant to this Agreement shall be in writing and shall be deemed to have been given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, as follows:

if to you:

Kenneth M. Swisstack
(address on file with Human Resources)

if to the Company:

Lincoln Educational Services Corporation
200 Executive Drive, Suite 340
West Orange, New Jersey 07052
Attention: General Counsel

or to such other address as either party may furnish to the other in writing in accordance with this Section 11 (f).  Notices of change of address shall be effective only upon receipt.

(g)            Descriptive Headings.  The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(h)            Counterparts.  This Agreement may be executed in one or more counterparts, which, together, shall constitute one and the same agreement.

(i)            Successors and Assigns.  This Agreement is personal to you and may not be assigned by you without the prior written consent of the Company.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.

(j)            Arbitration.  Any dispute or controversy arising under this Agreement, other than as provided in Section 6(c), Section 8(a) and Section 9 hereof, that cannot be mutually resolved by you and the Company shall be settled exclusively by arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association (“AAA”), and shall take place at the AAA’s Regional Office in Somerset, New Jersey, unless another location is mutually agreed upon by the parties.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  The Company and you hereby agree that the arbitrators shall be empowered to enter an equitable decree mandating specific enforcement of the provisions of this Agreement.  The cost of the arbitration shall be borne by the parties in the manner determined by the arbitrators.

(k)            Expiration.  This Agreement shall be null, void and of no further force and effect unless you sign and return this Agreement to the Company by no later than twenty-one (21) days from the date you receive it.

IN WITNESS WHEREOF, the Company has executed this Agreement as of the date first set forth above, and you have executed this Agreement as of the date set forth below.

LINCOLN EDUCATIONAL SERVICES CORPORATION

By:	/s/ Scott M. Shaw
Name:	Scott M. Shaw
Title:	President and Chief Executive Officer

Date:	January 14, 2016

By signing this Agreement, I acknowledge that: (a) I have read this Agreement; (b) I understand this Agreement and know that I am giving up important rights; (c) this Agreement shall not become effective or enforceable for a period of seven (7) days following its execution; (d) I was advised by the Company, and I am aware, of my right to consult with an attorney before signing this Agreement; and (e) I have signed this Agreement knowingly and voluntarily and without any duress or undue influence on the part or behalf of the Company.

ACCEPTED AND AGREED:

/s/ Kenneth M. Swisstack
Kenneth M. Swisstack

Date: January 15, 2016